As filed with the Securities and Exchange Commission on December 20, 2018

Registration No. 333-220920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-220920

UNDER

THE SECURITIES ACT OF 1933

ENDOCYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-1969-140
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

(765) 463-7175

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael A. Sherman

President and Chief Executive Officer

Endocyte, Inc.

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

(765) 463-7175

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Daniel L. Boeglin

Jonathan R. Zimmerman

Christine G. Long

Faegre Baker Daniels LLP

600 East 96th St., Suite 600

Indianapolis, IN 46240

(317) 569-9600

Approximate date of commencement of proposed sale to the public: Not Applicable.  This post-effective amendment is being filed to deregister securities not sold under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed to deregister any and all unsold securities of Endocyte, Inc. (the “Company”) that were registered pursuant to the Registration Statement on Form S-3 (No. 333-220920), filed with the U.S. Securities and Exchange Commission on October 12, 2017 (the “Registration Statement”), pertaining to the registration of (i) up to $150,000,000 in the aggregate of common stock, preferred stock, debt securities, warrants, rights and units, in any combination, for offer and sale by the Company, (ii) up to 5,278,000 shares of Company common stock, par value $0.001 per share (the “Common Stock”), for resale by the selling stockholders identified therein (the “Selling Stockholders”) and (iii) up to 722,000 shares of Common Stock issued or issuable upon the exercise of an outstanding warrant for resale by the Selling Stockholders.

As previously disclosed, on October 17, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Novartis AG, a company organized under the laws of Switzerland (“Novartis”), and Edinburgh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Novartis (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Novartis.

In contemplation of the proposed Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration all such securities as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Lafayette, Indiana, on this 20th day of December, 2018.

ENDOCYTE, INC.

By:	/s/ Michael A. Sherman
Michael A. Sherman
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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